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Consent of Independent Registered Public Accounting Firm

Appgate, Inc.
Miami, Florida

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-26169) of Appgate, Inc. (the “Company”) of our report dated March 31, 2022, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP
BDO USA, LLP

Miami, Florida
March 31, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.